NY

RESIDENTIAL REIT

"Pure Play" Manhattan Residential Real Estate

sponsored by Commencement Capital LLC

Company Presentation

April 2017

NY Residential REIT • 555 Madison Avenue, 6th Floor, New York, NY 10022 • (212) 692-5540

Disclaimer

This presentation has been prepared by NY Residential REIT, LLC (the "Company") solely for informational purposes based on its own information, as well as information from public sources. This presentation has been prepared to assist interested parties in making their own evaluation of the Company and does not purport to contain all of the information that may be relevant. In all cases, interested parties should conduct their own investigation and analysis of the Company, and the data set forth in this presentation and other information provided by or on behalf of the Company. This presentation does not constitute an offer to sell, nor a solicitation of an offer to buy, any securities of the Company by any person in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation. Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of the securities of the Company or passed upon the accuracy or adequacy of this presentation. Any representation to the contrary is a criminal offense. Except as otherwise indicated, this presentation speaks as of the date hereof. The delivery of this presentation shall not, under any circumstances, create any implication that there has been no change in the affairs of the Company after the date hereof. Certain of the information contained herein may be derived from information provided by industry sources. The Company believes that such information is accurate and that the sources from which it has been obtained are reliable. The Company cannot guarantee the accuracy of such information, however, and has not independently verified such information.

This presentation contains forward-looking statements. You can identify forward-looking statements by the use of forward-looking terminology such as "believes," "expects," "may," "will," "will likely result," "would," "could," "should," "seeks," "intends," "plans," "projects," "estimates," "anticipates" "predicts," or "potential" or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements discussions possible or assumed future results of the Company's business, financial condition, liquidity, results of operations, plans and objectives. Statements regarding the following subjects are forward-looking by their nature; the Company's business and investment strategy; the Company's expected operating results; completion of acquisitions; the Company's ability to successfully implement proposed acquisition, lease and management structures; the Company's ability to obtain future financing arrangements; the Company's expected leverage levels; the Company's understanding of its competition; market and industry trends and expectations; anticipated capital expenditures; and use of the net proceeds of this offering. Additionally, the following factors could cause actual results to vary from these forward-looking statements: general volatility of the capital markets and the market price of the Company's common shares; performance of the residential sector and the real estate industry in general; changes in the Company's business or investment strategy; changes in market conditions within the multifamily sector; the Company's ability to satisfy closing conditions and obtain regulatory, lender and other rulings, approvals and consents; availability, terms and deployment of capital; the Company's leverage levels; the Company's capital expenditures; the Company's ability to satisfy the requirements for qualification and taxation as a Company for federal income tax purposes; changes in the market for office properties, interest rates or the general U.S. or international economy; and the degree and nature of the Company's competition.

The forward-looking statements contained in this presentation reflect the Company's beliefs, assumptions and expectations of the Company's future performance, taking into account all information currently available to the Company. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to the Company. If a change occurs, the Company's business, prospects, financial condition, liquidity and results of operations may vary materially from those expressed in the forward-looking statements. You should carefully consider all risks before you make an investment decision with respect to the Company's common shares. The Company disclaims any obligation to publicly update or revise any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

NY
RESIDENTIAL REIT

Risk Factors

● The Company depends on Commencement NY LLC, (its "Manager") to select its investments and conduct its operations. The Company will pay fees and expenses to its Manager and its affiliates that were not determined on an arm's-length basis, and therefore the Company does not have the benefit of arm's-length negotiations of the type normally conducted between unrelated parties. These fees increase your risk of loss.

● The Company has no operating history and its total assets consist of $1,000 in cash. There can be no assurance that the Company will achieve its investment objectives.

● This is a "blind pool" offering because the Company has not identified any investments to acquire with the net proceeds of this offering. You will not be able to evaluate its investments prior to purchasing shares.

● The Company's Manager's executive officers are also officers, managers and key professionals of its sponsor and its affiliates. As a result, they will face conflicts of interest, including time constraints, allocation of investment opportunities and significant conflicts created by its Manager's compensation arrangements with the Company and other affiliates of its sponsor.

● The Company's sponsor may sponsor other companies that compete with the Company, and its sponsor does not have an exclusive management arrangement with the Company; however, its sponsor has adopted a policy for allocating investments between different companies that it sponsors with similar investment strategies.

● The Company's advisory board members are incentivized to recommend their own services and to maximize their estimation of its need for such services, and as a result, they face conflicts of interest.

● This offering is being made pursuant to recently adopted rules and regulations under the newly revised Regulation A rules (commonly referred to as "Regulation A+") of the Securities Act of 1933, as amended, or the Securities Act. The legal and compliance requirements of these rules and regulations, including ongoing reporting requirements related thereto, are relatively untested.

● If the Company raises substantially less than the maximum offering amount, the Company may not be able to acquire a diverse portfolio of investments and the value of your shares may vary more widely with the performance of specific assets. The Company may commence operations with as little as $2,000,000 (including proceeds from common shares purchased by affiliates of its Manager).

● If the Company internalizes its management functions, your interest in the Company could be diluted and the Company could incur other significant costs associated with being self-managed.

● The Company may change its investment guidelines without shareholder consent, which could result in investments that are different from those described in this offering circular.

● The Company does not expect to declare any distributions until the proceeds from its public offering are invested and generating operating cash flow. While its goal is to pay distributions from its cash flow from operations, the Company may use other sources to fund distributions, including offering proceeds, borrowings or sales of assets. The Company has not established a limit on the amount of proceeds the Company may use to fund distributions. If the Company pays distributions from sources other than its cash flow from operations, the Company will have less funds available for investments and investors' overall return may be reduced.

● The Company's common shares will not be listed at the time of purchase and you will have no liquidity until such time as its common shares either (a) become listed on the NASDAQ or NYSE, or (b) become quoted with the OTC. There is no guarantee that its common shares will become so listed or quoted.

● Real estate investments are subject to general downturns in the industry as well as downturns in specific geographic areas. The Company cannot predict what the occupancy level will be in a particular building or that any tenant will remain solvent. The Company also cannot predict the future value of its properties. Accordingly, the Company cannot guarantee that you will receive cash distributions or appreciation of your investment.

NY
RESIDENTIAL REIT

NY Residential REIT

New York City real estate has long attracted global investors providing income, appreciation, and inflation-protection. However, with the average apartment in Manhattan priced at more than $2 million[1], only a limited pool of investors have the resources necessary to invest directly in Manhattan residential real estate. Commencement Capital LLC has formed NY Residential REIT, LLC (the "Company") to purchase, invest in, and manage a portfolio of residential properties located in Manhattan, which will provide both accredited and non-accredited investors with the ability to obtain exposure to Manhattan residential real estate.


2

The Company intends to focus on acquiring properties that the Company believes are likely to generate stable cash flows in the long term and have significant possibilities for short-term capital appreciation, such as those requiring development, redevelopment or repositioning, those located in neighborhoods with what the Company see as high growth potential and those available from sellers who are distressed or face time-sensitive deadlines. The Company will also seek to generate cash flow through the leasing of properties to residential tenants.

The Company's primary investment objectives are to:

- preserve, protect and return invested capital; and
- realize cash flow and capital appreciation in the value of its investments

Offering Summary

Issuer	NY Residential REIT, LLC
Offering Type	Regulation A+[3]
Sponsor	Commencement Capital LLC
Manager	Commencement NY LLC
Securities Offered	5,000,000 common shares
Offering Price	$10/share
Minimum Investment	$1,000
Minimum Offering	$2,000,000[4]
Liquidity	The Company intends to apply for listing with the NYSE, Nasdaq or quotation on the OTC[5]
Expected Launch	Spring 2017[6]



The Company's common shares are being offered by its executive officers on a best-efforts basis, which means there is no commitment on the part of anyone to purchase any of the common shares. In the event the Company engages FINRA member broker-dealers, the Company expects to pay a sales commission of up to 7.0% of the gross offering proceeds from their sale of the offered common shares.

Highlights

- **Experienced Management** — The Company's Manager, through its relationship with the Company's sponsor, retains highly experienced real estate professionals, including Jesse Stein, its Chief Executive Officer, and Jonathan Morris, its President. These executive officers provide stability in the management of the Company's business and allow the Company to benefit from the knowledge and industry contacts they have gained through numerous real estate cycles.

- **Advisory Board** — The Company's sponsor has formed an advisory board to the Company consisting of experienced residential real estate professionals in New York City. The Company expects that the members of the advisory board will provide value to the Company by sourcing investment opportunities, providing insight on the New York City real estate market, and by providing services to the company that they individually specialize in.

- **Market Knowledge and Industry Relationships** — Through their active and broad participation in the real estate capital markets, the Company's sponsor and advisory board benefit from market information that enables them to identify attractive real estate investment opportunities and to make informed decisions with regard to the relative valuation of financial assets and capital allocation. The Company believe that the Company's sponsor's and advisory board's extensive industry relationships with a wide variety of real estate owners and operators, brokers and other intermediaries will provide the Company with a competitive advantage in sourcing attractive investment opportunities to meet the Company's investment objectives.

- **Investor Accessibility** — It is difficult for smaller investors to participate directly in investments in the New York City residential real estate market. The Company's common shares provide accessibility for individual investors to own interests in high-quality Manhattan residential real estate in the form of a public security.

- **"Pure Play Investment"** — The Company intends to only acquire or invest in residential properties in Manhattan, providing investors with an allocation to a specific region of the residential real estate market.



Investment Strategy

The Company's investment objectives are to:

- preserve , protect and return invested capital
- realize cash flow and capital appreciation in the value of its investments

The Company will incorporate a flexible investment strategy that focuses on properties with the potential for significant capital appreciation, such as those requiring renovations or repositioning, those located in neighborhoods with high growth potential and those available from sellers who are distressed or face time-sensitive deadlines. Properties will consist of apartment units (e.g. condominiums and co-ops), single family homes, and multi-family properties. The Company intends to elect to be taxed as a real estate investment trust (REIT).

Specific strategies include, but are not limited to:

- Acquiring or investing in properties in need of large-scale or cosmetic renovation.
- Acquiring or investing in properties encumbered by existing tenancy.
- Acquiring or investing in properties quickly from sellers with timing restrictions.
- Acquiring or investing in bulk condominium and co-op units
- Acquiring condominium units in advance of completion.



Investment Process

To execute the Company's disciplined investment approach, the Company's Manager will take responsibility for the business plan of each investment. The following practices summarize the Company's investment approach:

- *Local Market Research* – The Company's Manager will extensively research the acquisition and underwriting of each transaction, utilizing both real time market data and the transactional knowledge and experience of the Company's network of professionals and in market relationships.
- *Underwriting Discipline* – The Company's Manager will follow a tightly controlled and managed process to examine all elements of a potential investment, including, with respect to real property, its location, income-producing capacity, prospects for long-range appreciation, income tax considerations and liquidity. Only those assets meeting the Company's investment criteria will be accepted for inclusion in its portfolio.
- *Risk Management* – Risk management will be a fundamental principle in the Company's construction of portfolios and in the management of each investment. Diversification of portfolios by investment type, investment size and investment risk is critical to controlling portfolio-level risk. Operating or performance risks arise at the investment level and often require real estate operating experience to cure. The Company's Manager will review the operating performance of investments against projections and provide the oversight necessary to detect and resolve issues as they arise.
- *Asset Management* – Prior to the purchase of an individual asset or portfolio, the Company's Manager will develop an asset business strategy which will be customized based on the acquisition and underwriting data. This is a forecast of the action items to be taken and the capital needed to achieve the anticipated returns. The Company's Manager will review asset business strategies regularly to anticipate changes or opportunities in the market during a given phase of a real estate cycle.

The criteria that the Company's Manager will consider when evaluating prospective investment opportunities include:

- macroeconomic conditions that may influence operating performance;
- real estate market factors that may influence real estate valuations, real estate financing and/or economic performance of real estate generally;
- real estate and leasing market conditions affecting the real estate;
- the cash flow in place and projected to be in place over the expected hold period of the real estate;
- the appropriateness of estimated costs and timing associated with capital improvements of the real estate;
- a valuation of the investment, investment basis relative to its value and the ability to liquidate an investment through a sale or refinancing of the real estate;
- review of third-party reports, including appraisals, engineering and environmental reports;
- physical inspections of the real estate and analysis of markets; and
- the overall structure of the investment and rights in the transaction documentation.

Joint Venture Investments

The Company is likely to enter into joint ventures, partnerships, or other co-ownership arrangements with third parties for the acquisition, development or improvement of properties for the purpose of diversifying its portfolio of assets. The Company may also enter into joint ventures, partnerships, and other co-ownership arrangements or participations with real estate developers, owners and other third parties for the purpose of developing, owning and operating real properties. A joint venture creates an alignment of interest with a private source of capital for the benefit of the Company's shareholders, by leveraging the Company's acquisition, development and management expertise in order to achieve the following four primary objectives: (1) increase the return on invested capital; (2) diversify its access to equity capital; (3) "leverage" invested capital to promote the Company's brand and increase market share; and (4) obtain the participation of sophisticated partners in the Company's real estate decisions. In determining whether to invest in a particular joint venture, the Company's Manager will evaluate the real property that such joint venture owns or is being formed to own under the same criteria described elsewhere in this offering circular for the Company's selection of real property investments.

Acquisitions through Contributions

The Company plans to own substantially all of its assets and conduct its operations through NY Residential REIT LP, a Delaware limited partnership, which the Company refers to as its operating partnership. Because the Company plans to conduct substantially all its operations through the operating partnership, the Company is considered an UPREIT. UPREIT stands for "Umbrella Partnership Real Estate Investment Trust." We believe that using an UPREIT structure may give the Company an advantage in acquiring properties from persons who may not otherwise sell their properties because of certain unfavorable U.S. federal income tax consequences[7].

The Company intends to market a program to owners of properties that fit the Company's criteria to contribute their interests in exchange for units of its operating partnership. In a contribution structure, a seller of a property who desires to defer taxable gain on the sale of his, her or its property may transfer the property to our operating partnership exchange for OP Units and thereby defer taxation of gain until the seller later elects to exchange his, her, or its OP Units for common shares or, at our election, cash. This structure also provides a property owner the ability to diversify his, her or its holdings, increase cash flow and reduce management responsibilities. Using a contribution structure may give us an advantage in acquiring properties from persons who may not otherwise be able to realize certain benefits of a contribution transaction from other buyers.

Leverage

The Company expects to employ leverage to enhance total returns to its shareholders through a combination of senior financing on the Company's real estate acquisitions, secured facilities, and capital markets financing transactions. The Company's target portfolio-wide leverage after it has acquired an initial substantial portfolio of diversified investments is between 30-60% of the greater of cost (before deducting depreciation or other non-cash reserves) or fair market value of its assets.

Stock Listing or Quotation

There is presently no public market for the Company's common shares. The Company intends to apply either (a) to list its common shares on the NASDAQ or the NYSE, or (b) for the quotation of the Company's common shares with the OTC. If the Company applies to list its common shares on the NASDAQ or the NYSE, there is no guarantee that the Company will meet the listing standards of either organization. If the Company chooses to apply for quotation of its common shares on the OTC, its common shares may be quoted only to the extent that there is interest by broker-dealers in acting as a market maker. Despite its best efforts, the Company may not be able to convince any broker-dealers to act as market makers and make quotations with the OTC.



Market Opportunity

The Company believes that Manhattan residential properties represent a good investment opportunity at this time due to a softening of the luxury condominium market that has occurred primarily due to an increase in supply. The Company expects that as an institutional buyer in a specific sector of real estate that is traditionally non-institutional, the Company can take advantage of a fragmented and inefficient market and acquire or invest in properties at attractive valuations that have the potential for significant long-term capital appreciation.

- "Manhattan's housing market over the past few years has been at the mercy of climbing luxury prices. Now stagnating price growth is spreading from the top end of the market to the middle, while demand for lower-priced homes increases."[8]
- "The end of 2016 foreshadowed what the Company expect to see in 2017 – increased competition in relatively affordable areas like Upper Manhattan, and even more price cuts in the luxury sector as Manhattan's market finds equilibrium."[8]
- Almost 40 percent of all Manhattan sales listings had a price cut in the fourth quarter and Manhattan sellers received a median of 97.4 percent of their asking price, compared to almost 100 percent last year.[8]

Median Resale Price- Manhattan


$1,200,000
$1,000,000
$800,000
$600,000
$400,000
$200,000
$-
StreetEasy Price Indices
310% Increase
7% Annualized
1996 1997 1998 1999 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017

According the StreetEasy Manhattan Price Index, since 1996, the median resale price of Manhattan residential real estate has increased by over 300%. The index includes condominiums, townhouses, and co-ops, providing a fuller picture of the NYC residential market.[8]

Management

The day to day operations of the Company will be externally managed by its Manager, Commencement NY, LLC, a subsidiary of the Company's sponsor, Commencement Capital LLC. Commencement Capital was created to sponsor and manage a series of publicly offered REITs, each of which will target a specific asset class & location.

Jesse Stein- ***Chief Executive Officer***

Mr. Stein is the President of Commencement Capital LLC, a real estate investment and advisory firm specializing in offerings pursuant to Regulation A. Mr. Stein was formerly the founder and chief operating officer of ETRE Financial, LLC, a real estate financial services and information technology company focused on facilitating the public listing of individual real estate assets. During his time with ETRE Financial, Mr. Stein also served as the Chief Operating Officer, Secretary, and a member of the Board of Directors of ETRE REIT, LLC. Mr. Stein has been involved in more than $2 billion of real estate acquisitions over the course of his career in an advisory, capital raising, and principal capacity. Mr. Stein is also the founder and managing principal of Advanced Fundamentals, a real estate data analytics and indexing firm.

Jonathan Morris- ***President***

Mr. Morris has more than 25 years of real estate leadership in acquisitions and finance working with significant organizations in the real estate industry. He was the Director of Acquisitions for Charles E. Smith Residential Realty, Inc., working as a key team member to convert the then private company to a public REIT. Mr. Morris then served from as the Executive Vice President, Chief Operating Officer and Managing Director of Capital Markets for Government Property Investors, Inc, a $500mm, private REIT owned principally by Brown Brothers Harriman. He then joined Boston Properties, Inc. as Vice-President & Mid-Atlantic Director of Acquisitions, where he facilitated a number of high quality acquisitions, many through UPREIT transactions.

Advisory Board

The Company believes that the members of its advisory board will support the Company's Manager in sourcing and evaluating investment opportunities, providing insight on the Manhattan residential real estate market, and provide services based on each advisory board member's expertise.

Ryan Serhant

Along with starring on the Bravo TV show "Million Dollar Listing New York", Ryan Serhant is one of the most successful real estate brokers in the world, with teams under his leadership in Manhattan, Brooklyn, Los Angeles, Miami, and the Hamptons. Mr. Serhant and his team specialize in high-end residential condo and co-op sales and leasing, multi- and single-family homes, new development sales, site acquisitions, and investment sales. Mr. Serhant is a frequent contributor to the real estate segments of 20/20, CNN, CNBC, The Today Show, The Insider, Bloomberg TV, and is often quoted in The New York Times, Wall Street Journal, Wall Street Journal China, and Forbes. Mr. Serhant was selected to serve as a member of the Company's advisory board because of his extensive access to investment opportunities in New York City.

Eric Brody

Eric Brody started his construction career in 2003 as an owner's representative/project manager and developer. After successfully completing 15 projects, he joined Wonder Works as a Principal of the firm and is now the Chief Operating Officer, where he is responsible for some of the largest projects in the portfolio, business development, contract negotiations, and procurement. Mr. Brody was selected to serve as a member of the Company's advisory board due to his extensive knowledge and experience with the renovation and development of New York City residential and mixed use properties.

Structure & Governance

The Company is a Delaware LLC and it intends to elect to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes, commencing with the first taxable year ending after the completion of this offering.

Experienced real estate professionals, acting through the Company's Manager, will make all the decisions regarding the selection, negotiation, financing and disposition of the Company's investments, subject to the limitations in the Company's operating agreement. The Company's Manager will also provide asset management, marketing, investor relations and other administrative services on the its behalf with the goal of maximizing its operating cash flow and preserving its invested capital.


Commencement Capital LLC
(sponsor)
Public Investors
de minimis seed investment
100%
Common Shares
Commencement NY LLC
(the Manager)
non-member manager
NY Residential REIT, LLC
(the company)
general partner and
initial limited partner
Advisory Board
NY Residential REIT LP
(the operating partnership)
Future Properties

Management Compensation[9]

The Company's Manager and its affiliates will receive fees and expense reimbursements for services relating to this offering and the investment and management of the Company's assets. The management compensation structure has been designed to reduce general and administrative costs and to align the interest of management with shareholders. The Company's Manager will receive:

- An annual asset management fee equal to 0.5% of the equity value of the company.
- Acquisition fees equal to 1.0% of the cost of acquisition or investment.
- An exit fee of 2.0% of the Company's total capitalization upon sale or merger.

Notes

(1) Average Sale Price of Co-op and Condominium Sales: Douglas Elliman 4Q 2016 Manhattan Sales Market Report

(2) This property is not owned by the Company. It is however, representative of some properties the Company seeks to invest in.

(3) This is an offering conducted under Tier II of Regulation A. Such offerings are commonly known as Regulation A+ offerings.

(4) The Company will not start operations until the Company has raised at least $2,000,000 in this offering (including any purchases by affiliates of the Company or its sponsor). Until the minimum threshold is met, investors' funds will remain in an escrow account. The funds will be drawn by the Company only after the $2,000,000 minimum threshold has been met.

(5) If the Company applies to list its common shares on the NASDAQ or the NYSE, there is no guarantee that it will meet the listing standards of either organization. If the Company chooses to apply for quotation of its common shares with the OTC, its common shares may be quoted only to the extent that there is interest by broker-dealers in acting as a market maker.

(6) The Company's offering circular has not yet been approved by (or qualified) the Securities and Exchange Commission. The Company cannot begin the offering until the time of such qualification and the Company cannot guaranty when any such qualification will occur.

(7) The benefits the Company anticipates and describe above from UPREIT transactions may not be realized. UPREIT transactions may not prove attractive, or as attractive as the Company anticipates above, to sellers and potential sellers of real property. As such, this may not provide the advantages the Company anticipates.

(8) StreetEasy Q4 2016 Market Report

(9) The Company will reimburse its Manager for organization and offering expenses it may incur on the Company's behalf up to a maximum of 1.0% of the gross offering proceeds. The Company will reimburse its Manager for out-of-pocket expenses in connection with the acquisition of the Company's investments (not including any overhead or salaries paid by the Company's sponsor). The Company has adopted a stock incentive plan, pursuant to which the members of its advisory board may be granted stock-based awards. The Company's advisory board members and their respective companies, which are not affiliated with the Company or its sponsor, may be compensated at mutually agreed upon rates to provide services to the Company on an as-needed basis. Members of the advisory board also have the immaterial benefit of being near the Company's workflow.